Exhibit 99.1


              Valley National Gases Announces Multiple Acquisitions

     WHEELING, W.Va., December 3 /PRNewswire/ -- Valley National Gases Incorporated (Nasdaq: VNGI) today announced that it has signed a letter of intent for the acquisition of Buckeye Welder Services, Inc. ("Buck-Weld"), and has closed on the acquisition of Mundy's Welding Supply, Inc. and G & L Fire Extinguisher Service.

     Buck-Weld, with annualized sales of approximately $8 million, has locations in Columbus and Lima, Ohio. The parties expect the deal to close within the next thirty days.

     Mundy's, with annualized sales of nearly $2 million, has locations in Altoona and Glassport, Pennsylvania. The purchase of Mundy's was completed on November 26, 1997.

     Buckeye and Mundy's serve a broad and established customer base with a full
range  of  products  including,   industrial  gases,  specialty  gases,  welding
supplies, arc equipment, safety supplies and propane.

     G & L, located in Fairmont, West Virginia, sells and services fire safety and suppressant equipment having annual sales of approximately $.1 million. The Company closed on the acquisition of G & L in September.

     The previously  announced  acquisition  of Goss Brothers,  a distributor of industrial gases, welding supplies and propane from eight locations in Pennsylvania, with annualized sales of approximately $7 million, was completed on September 29, 1997.

     "These businesses complement our existing locations and product lines extremely well," said Lawrence Bandi, President and Chief Executive Officer of Valley National Gases. "We are excited to be able to continue growing our core businesses while adding new associates to our management team. With the completion of these acquisitions, Valley has added $42 million in annualized sales within the past fifteen months."

     The Company will finance these acquisitions with a combination of cash, borrowings under its credit facility, and notes with the sellers.

     Valley National Gases, with headquarters in Wheeling, West Virginia, is a leading packager and distributor of industrial, medical and specialty gases, welding equipment and supplies, propane and fire protection equipment. These acquisitions will bring the Company's total number of locations to fifty-two in ten states, with seven production and distribution centers in the mid-Atlantic and Midwestern regions of the United States.

     Additional information on the Company is available on the internet at: http://www.vngas.com.

SOURCE:  Valley National Gases Incorporated
                                                     12/03/97
/CONTACT:   Robert D. Scherich of Valley National Gases, 304-232-1541/
/Web site: http://www.vngas.com/
(VNGI)